                                                                 Exhibit 99.(b)

                            THE CHASE MANHATTAN BANK
                              CHASE SECURITIES INC.
                                 270 Park Avenue
                            New York, New York 10017

                              BANKERS TRUST COMPANY
                           BT ALEX.BROWN INCORPORATED
                               130 Liberty Street
                            New York, New York 10016

                        MERRILL LYNCH CAPITAL CORPORATION
                         MERRILL LYNCH, PIERCE, FENNER &
                               SMITH INCORPORATED
                             World Financial Center
                               225 Liberty Street
                          New York, New York 10080-6105

                  $1,225,000,000 Senior Secured Bank Financing
                                Commitment Letter

                                                                  March 24, 1998

U.S. OFFICE PRODUCTS COMPANY
1025 Thomas Jefferson Street, N.W.
Suite 600 East
Washington, D.C.  20007
Attention:  Donald H. Platt, Chief Financial Officer

Ladies and Gentlemen:

                  U.S. Office Products Company, a Delaware corporation (the "Company"), has advised The Chase Manhattan Bank ("Chase"), Bankers Trust Company ("Bankers Trust"), Merrill Lynch Capital Corporation ("Merrill Capital", and collectively with Chase and Bankers Trust, the "Agents"), Chase Securities Inc. ("CSI"), BT Alex.Brown Incorporated ("BTAB") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch", and collectively with CSI and BTAB, the "Co-Arrangers") that Clayton, Dubilier & Rice, Inc. ("CD&R") proposes a transaction pursuant to which Clayton, Dubilier & Rice Fund V Limited Partnership ("Fund V"), a private investment partnership managed by CD&R, intends to invest (the "Investment") approximately $270,000,000 to acquire 24.9% of the outstanding Company common stock and warrants to acquire one share of Company common stock for each share so purchased (the "Warrants"). Simultaneously with the Investment, the Company intends to effect a strategic restructuring plan, which will involve an approximately $1,000,000,000 self-tender for approximately 37,000,000 outstanding shares or share equivalents at a price of $27 per share, the spin-off (the "Spin-Off") to shareholders of four of the Company's divisions (the "Spin-Off Companies"), the refinancing of existing debt (the "Debt Refinancing"), including a tender for all of the Company's Convertible Notes Due 2003 and a possible conversion of all or part of the Company's Convertible Notes Due 2001 into equity of the Company (together with the Investment, the "Transactions").

                  The Company has informed us that approximately $1,701,000,000 of financing (the "Financing") is contemplated to complete the Transactions, as follows:

                           (i) at least $400,000,000 in gross cash proceeds from
                  the issuance of fixed-rate senior subordinated debt by the Company (the "Subordinated Debt Financing");

                           (ii) approximately $887,000,000 in borrowings under a
                  $1,225,000,000 senior secured bank credit facility in the form of the Facilities described below, provided that to the extent the gross cash proceeds from the Subordinated Debt Financing exceed $400,000,000, such excess proceeds shall be applied pro rata to reduce the amount under the Tranche A Term Loan Facility and the Tranche B Term Loan Facility (as defined below);

                           (iii)  $270,000,000 from the Investment; and

                           (iv) up to approximately $144,000,000 of value from
                  the conversion of the Company's Convertible Notes Due 2001 into equity of the Company.

A Sources and Uses Table for the Transactions and the Financing is set forth in Exhibit A attached hereto.

                  The Company has advised us that, after giving effect to the Transactions and the Financing, the Company and its subsidiaries shall not have any other debt for borrowed money (subject to certain exceptions for any existing debt not fully retired in the Debt Refinancing as listed on Schedule A hereto and for immaterial debt to be mutually agreed upon) or preferred equity securities outstanding, other than permitted intercompany obligations.

                  The senior secured bank financing referred to above (the "Facilities") will consist of (i) a $200,000,000 seven-year multi-draw term loan facility (the "Multi-Draw Term Loan Facility"), (ii) a $400,000,000 seven-year revolving credit facility (the "Revolving Credit Facility"), (iii) a $150,000,000 seven-year term loan A facility (the "Tranche A Term Loan Facility") and (iv) a $475,000,000 eight-year term loan B facility (the "Tranche B Term Loan Facility"). It is anticipated that the aggregate available amount under the Tranche A Term Loan Facility and the Tranche B Term Loan Facility and approximately $262,000,000 under the Revolving Credit Facility will be drawn on the date of the consummation of the Transactions, (the "Closing Date") and the Multi-Draw Term Loan Facility will be available for drawing for acquisitions after the Closing Date. The Facilities will be used to (a) finance a portion of the Transactions, (b) pay certain transaction fees and expenses of up to $75,000,000 related to the Transactions and (c) finance the working capital needs and acquisitions and other business requirements of the Company and of the Blue Star Group Limited and its subsidiaries (the "Blue Star Group") following the Transactions.

                  We are pleased to confirm to the Company that each of Chase and Bankers Trust hereby severally commits to provide to the Company $490,000,000, and Merrill Capital hereby severally commits to provide to the Company $245,000,000, of the Facilities, upon the terms and conditions specified in this Commitment Letter, the Statement of Principal Terms and Conditions attached hereto as Exhibit B (the "Term Sheet") and the accompanying Fee Letters, dated the date hereof (the "Fee Letters"). The Company hereby agrees to negotiate in good faith with respect to any changes in the pricing, terms or structure of the Facilities reasonably requested by the Co-Arrangers in order to facilitate an optimal structure or a successful syndication of the Facilities.

                  It is agreed that (a) Chase will act as the sole administrative agent (the "Administrative Agent") for the Facilities, (b) Bankers Trust will act as the sole syndication agent for the Facilities (the "Syndication Agent"), (c) Merrill Capital will act as the sole documentation agent for the Facilities (the "Documentation Agent"), and (d) CSI, BTAB and Merrill Lynch shall act as the Co-Arrangers for the Facilities. The Agents anticipate, prior to or after the execution of definitive financing documentation for the Facilities, to syndicate, through the Co-Arrangers, their commitment to one or more financial institutions reasonably acceptable to the Company that will become parties to such definitive financing documentation (the financial institutions from time to time parties to such documentation, including the Agents, being collectively referred to herein as the "Lenders").

                  The appointment of any co-agents for the Facilities would be subject to the approval of the Agents, the Co-Arrangers and the Company. The co-agent title and other titles awarded to any Lender, if approved by the Agents and the Co-Arrangers, would be in name only, and no such Lender would have any role with respect to the matters referred to in the first sentence of this paragraph. The Company agrees that no Lender will receive any compensation of any kind for its participation in the Facilities, except as expressly provided for in this Commitment Letter, the Term Sheet or the Fee Letters described below, and that the Agents' commitments hereunder will be reduced by the amount of any such commitments received prior to the execution of definitive financing documentation for the Facilities upon such execution.

                  The Company understands that the Co-Arrangers intend to commence syndication efforts promptly following execution of this Commitment Letter and the Company agrees actively to assist the Co-Arrangers in achieving a syndication that is satisfactory to the Agents, the Co-Arrangers and the Company. This will be accomplished by a variety of means, including direct contact during the syndication among senior management and advisors of CD&R and the Company on the one hand and potential Lenders on the other hand. It is the preference of the Co-Arrangers, but not their obligation, to bring certain existing relationship banks of CD&R and the Company into the syndicate on what the Co-Arrangers believe to be market terms. The Company agrees that, prior to and during the syndication efforts, the Company will not endeavor to obtain any competing financings by the Company in the syndication and capital markets, other than the Subordinated Debt Financing or any lease receivable securitizations of the Blue Star Group and other than for the benefit of the Spin-Off Companies in connection with the Spin-Off.

                  The Company agrees that the Co-Arrangers, in cooperation with it and CD&R and in consultation with the Agents, will manage all aspects of the syndication, including decisions as to the selection of financial institutions to be approached and when they will be approached, when their commitments will be accepted, which financial institutions will be Lenders (which decision shall be taken in consultation with the Company), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Co-Arrangers in the syndication efforts, the Company agrees (a) promptly to provide, and to cause its affiliates and advisors to provide, each of the Co-Arrangers upon request with all information reasonably deemed necessary by such Co-Arranger to complete successfully the syndication, including, without limitation, certain information and projections prepared by the Company or on its behalf relating to the transactions contemplated hereby (but excluding any information or projections that the Company or CD&R is advised by counsel are subject to attorney-client privilege and that do not contain material adverse information concerning the Company) and (b) to assist, and to cause its affiliates and advisors to assist, CSI upon request in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication. The Agents and the Co-Arrangers shall be entitled, after consultation with the Company, if the Agents and the Co-Arrangers determine that such changes are necessary in order to insure a successful syndication of the Facilities:

                  (a) after May 31, 1998, if the syndication has not then been completed, to change the pricing, terms and structure of, or eliminate any of the Facilities, so long as the aggregate amount of the Facilities remains unchanged; and

                  (b) at any time, to (i) extend the eighteen month period referred to in the first paragraph of the section captioned "Special Provisions Applicable to Tranche B Term Loans" to a period of up to three years and to change the prepayment premium to be applicable for such period or extended period (the "Premium Period") to be a premium of up to 3% for the first year, 2% for the second year and 1% for the third year, (ii) require any mandatory prepayment of loans under the Tranche B Term Loan Facility (other than with excess cash flow) during the Premium Period be accompanied by the applicable prepayment premium and (iii) increase to seventy-five percent the percentage of excess cash flow for each fiscal year of the Company that shall be used for mandatory prepayments and provide that the step-down be to fifty percent upon satisfaction of the contemplated performance criteria.

The Agents' commitments hereunder are subject to the agreements in this paragraph. To the extent that the syndication of the credit facility in connection with any other CD&R investment could disrupt or otherwise interfere with the orderly syndication of the Facilities, it is understood and agreed that CD&R will, to the extent permitted by applicable law, provide the Co-Arrangers with reasonable prior notice of the syndication of such other credit facility and, upon the Agents' reasonable request, endeavor in good faith to coordinate "bank meetings" and similar presentation and events in the syndication of such other credit facility with those in the syndication of the Facilities.

                  As consideration for the Agents' commitment hereunder and for the agreement of the Co-Arrangers contained herein as to the management, structuring and syndication of the Facilities, the Company agrees to pay, or cause to be paid, the fees set forth in the Term Sheet and the Fee Letters as and when specified therein. Once paid, such fees shall not be refundable under any circumstances.

                  The Company hereby represents and warrants that (a) all information (other than financial and business projections, budgets, pro forma data and forecasts) concerning the Company and the Transactions that has been prepared by the Company or any of its representatives and has been or is hereafter made available to any of the Agents or the Co-Arrangers (the "Information"), taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) all financial projections concerning the Company that have been or are hereafter prepared by the Company or any of its representatives and made available to any of the Agents or the Co-Arrangers or any other participant in the Facilities (the "Projections") have been or will be prepared in good faith based upon assumptions believed by the Company's management to be reasonable when so prepared. The Company agrees to supplement the Information and the Projections from time to time until the closing date of the Investment, so that the representations and warranties contained in the preceding sentence remain correct in all material respects. In arranging, structuring and syndicating the Facilities, the Co-Arrangers will be using and relying on the Information and the Projections without independent verification thereof.

                  The Agents' commitments hereunder are also subject to the condition, among others, that after the date hereof (a) there shall not have occurred any material adverse change in the business, assets, operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries taken as a whole from that described in the Information and Projections reviewed by the Agents prior to the date hereof (after giving effect to the Transactions), (b) there shall not have occurred and be continuing a material adverse disruption of or material adverse change in financial, banking or capital market conditions and (c) the negotiation, execution and delivery of definitive financing documentation for the Facilities and documentation related to the Investment and the other Transactions shall be completed, and all of such documentation shall be reasonably satisfactory to the Agents, the Co-Arrangers, the Company and their counsel. Such documentation shall reflect the terms and conditions set forth in the Term Sheet and contain such other indemnities, covenants, representations and warranties, events of default, conditions precedent, security and guarantee arrangements and other terms and conditions as shall be reasonably satisfactory in all respects to the Agents, the Co-Arrangers and the Company. Those matters that are not covered by or made clear under the provisions of this Commitment Letter, the Term Sheet and the Fee Letters are subject to the approval and agreement of the Agents, the Co-Arrangers and the Company.

                  By executing this Commitment Letter, the Company agrees (a) to indemnify and hold harmless each of the Agents, the Co-Arrangers and each of their officers, directors, employees, affiliates, agents and controlling persons (each, an "Indemnified Person") from and against any and all losses, claims, damages, and liabilities or other expenses ("Losses") to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Term Sheet, the Fee Letters, the Facilities or the loans thereunder, the use of any proceeds of such loans, the Investment, the other Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto or whether any such claim, litigation, investigation or proceeding is brought by the Company or by any other person, and to reimburse each such Indemnified Person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not apply to any Losses to the extent they are found by a final decision of a court of competent jurisdiction (or a settlement tantamount to such a final decision) to have resulted from the wilful misconduct, gross negligence or material default under this Commitment Letter of any Indemnified Person, and (b) to reimburse the Agents and the Co-Arrangers (x) if the Closing Date occurs, for all reasonable out-of-pocket expenses (including expenses of the due diligence investigation, syndication expenses, travel expenses, reasonable fees, charges and disbursements of one firm of counsel and of local counsel and reasonable fees of consultants approved by the Company) incurred by the Agents and the Co-Arrangers in connection with the Facilities and the preparation of this Commitment Letter, the Term Sheet, the Fee Letters, the definitive financing documentation for the Facilities and the other transactions contemplated hereby and thereby and (y) if the Closing Date does not occur, for the out-of pocket syndication expenses and the reasonable fees, charges and disbursements of one firm of counsel. The Company's obligations under this paragraph shall remain in full force and effect regardless of whether definitive financing documentation for the Facilities shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder, provided that effective upon the consummation of the Investment and the execution of the definitive financing documentation for the Facilities the provisions contained in this paragraph shall be superseded in all respects by the terms of the definitive financing documentation for the Facilities. None of the Agents, Co-Arrangers nor any other Indemnified Person shall be responsible or liable to any other person for consequential damages which may be alleged as a result of this Commitment Letter or the financing contemplated hereby.

                  This Commitment Letter is delivered to the Company on the understanding that neither this Commitment Letter, the Fee Letters nor any of their terms or substance (other than the terms or substance of the Term Sheet or of the first six paragraphs, the ninth through the fourteenth paragraphs and penultimate paragraph hereof) shall be disclosed, directly or indirectly, to any other person except (a) the Company, CD&R and the Company's and CD&R's affiliates, (b) the respective accountants, attorneys and other advisors of the Company, CD&R and the Company's and CD&R's affiliates, (c) the Company and its accountants, attorneys and other advisors, in each case only in connection with the transactions contemplated hereby and (in the case of the Fee Letters) on a need-to-know confidential basis or in connection with seeking payment or reimbursement of any amounts contemplated hereby, or

                                                                               6
(d) as may be compelled to be disclosed in a judicial or administrative proceeding or as otherwise required by law.

                  This Commitment Letter shall not be assignable by the Company without the prior written consent of the Agents and the Co-Arrangers (and any such purported assignment shall be void) and may not be amended or waived except by a written instrument signed by the Agents, the Co-Arrangers and the Company. By executing this Commitment Letter, the Agents, the Co-Arrangers and the Company acknowledge that this Commitment Letter, the Term Sheet and the Fee Letters are the only agreements between the Company, the Agents, and the Co-Arrangers with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND ANY RIGHT TO JURY TRIAL WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS LETTER AND/OR THE FEE LETTERS IS HEREBY WAIVED. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.

                  If the Company is in agreement with the foregoing, it must indicate its acceptance of the terms and conditions of this Commitment Letter, the Term Sheet and the Fee Letters by signing in the appropriate spaces below and in the Fee Letters and returning, or causing to be returned, to Chase the enclosed duplicate originals of this Commitment Letter and the Fee Letters not later than 5:00 p.m., New York City time, on March 27, 1998. The Agents' commitment hereunder will expire at such time in the event Chase has not received such executed originals in accordance with the preceding sentence. In the event that the Closing Date shall not have occurred on or before June 30, 1998 (or such other date as the Company and the other parties hereto may agree), then this Commitment Letter and the Agents' commitment hereunder shall terminate unless the Agents and the Co-Arrangers shall agree in writing to an extension; provided, however, the reimbursement and indemnification provisions contained in the thirteenth paragraph and the confidentiality provisions contained in the fourteenth paragraph of this Commitment Letter shall survive any such termination hereof.

                  Chase, Bankers Trust, Merrill Capital, CSI, BTAB and Merrill Lynch are pleased to have been given the opportunity to assist the Company in connection with the financing of the Investment and we look forward to working together on this important transaction.

                                Very truly yours,

                                THE CHASE MANHATTAN BANK

                                By:__________________
                                   Name:
                                   Title:

                                CHASE SECURITIES INC.

                                By:__________________
                                   Name:
                                   Title:

                                BANKERS TRUST COMPANY

                                By:__________________
                                   Name:
                                   Title:

                                BT ALEX.BROWN INCORPORATED

                                By:__________________
                                   Name:
                                   Title:

                                MERRILL LYNCH CAPITAL CORPORATION

                                By:__________________
                                   Name:
                                   Title:

                                MERRILL LYNCH, PIERCE, FENNER &
                                SMITH INCORPORATED

                                By:__________________
                                   Name:
                                   Title:

AGREED AND ACCEPTED
as of the date first above written:

U.S. OFFICE PRODUCTS COMPANY

By:_________________
     Name:
     Title:

                                                                       EXHIBIT A



                        ESTIMATED SOURCES AND USES TABLE
                        --------------------------------
                                  (in millions)

Sources                                         Uses
-------                                         ----

Multi-Draw Term Loan                    $0.0    Stock Repurchase Price              $1,000.0
Facility(1)

Revolving Credit                       262.0    Refinance Existing Debt                252.0
Facility(2)

Tranche A Term Loan                    150.0    Conversion of Convertible              144.0
Facility                                        Notes Due 2001(3)

Tranche B Term Loan                    475.0    Tender for Convertible Notes           230.0
Facility                                        Due 2003(4)

Subordinated Debt                      400.0    Fees & Expenses                         75.0
                                       -----                                           ------
Financing

CD&R Equity                            270.0

Conversion of Convertible              144.0
Notes Due 2001(3)

         Total                      $1,701.0             Total                      $1,701.0
                                    --------                                        --------
                                    --------                                        --------

--------
(1) The Multi Draw Term Loan Facility of $200,000,000 will be available for drawing after the Closing Date.

(2) The Revolving Credit Facility of $400,000,000 is expected to be drawn on the Closing Date only to the extent of approximately $262,000,000.

(3)      Assumes full conversion.

(4)      Excludes any tender premiums.

                                                                      SCHEDULE A

                          U.S. Office Products Company
               Other Current Debt Outstanding as of March 18, 1998
               ---------------------------------------------------
                                 (in thousands)

Installment Loans                           -                          $1,504
Capital Leases                              -                          $6,919
Letters of Credit                           -                          $6,051(1)
Foreign Exchange Contracts                  -                         $13,207(2)
Other                                       -                          $2,307
                                                              ---------------
Total                                       -                         $29,988
                                                              ---------------
                                                              ---------------

Notes:

(1) $5,617 USD assumes New Zealand Exchange Rate of $.58
(2) Assumes New Zealand Exchange Rate of $.58

                               THE CHASE MANHATTAN BANK
                                 CHASE SECURITIES INC.
                                    270 Park Avenue
                               New York, New York 10017

                                 BANKERS TRUST COMPANY
                               BT ALEX.BROWN INCORPORATED
                                   130 Liberty Street
                                New York, New York 10016

                           MERRILL LYNCH CAPITAL CORPORATION
                            MERRILL LYNCH, PIERCE, FENNER &
                                    SMITH INCORPORATED
                                  World Financial Center
                                    225 Liberty Street
                              New York, New York 10080-6105


                      $1,225,000,000 Senior Secured Bank Financing
                      --------------------------------------------
                        First Amendment to the Commitment Letter
                        ----------------------------------------


                                                                 April 22, 1998


U.S. OFFICE PRODUCTS COMPANY
1025 Thomas Jefferson Street, N.W.
Suite 600 East
Washington, D.C. 20007
Attention: Donald H. Platt, Chief Financial Officer


Ladies and Gentlemen:

    We refer to the Commitment Letter, dated as of March 24, 1998 (the "COMMITMENT LETTER"), among U.S. Office Products Company, a Delaware corporation, The Chase Manhattan Bank ("CHASE"), Bankers Trust Company, Merrill Lynch Capital Corporation, Chase Securities Inc., BT Alex.Brown Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Capitalized terms defined in the Commitment Letter and used herein shall have the meanings given them in the Commitment Letter. Unless otherwise indicated, all paragraph and subparagraph references are to the Commitment Letter.

    The Commitment Letter is hereby amended as follows:

    (1) Paragraph 4 is hereby amended by (a) deleting "$400,000,000" appearing in clause (ii) and substituting therefor "$250,000,000", (b) deleting "$150,000,000" appearing in clause (iii) and substituting therefor "$100,000,000", (c) deleting "$475,000,000" appearing in clause (iv) and substituting therefor "$675,000,000" and (d)

                                                                              2
deleting "$262,000,000" appearing in the second sentence thereof and substituting therefor "$112,000,000";

    (2) Subparagraph 9(a) is hereby amended by deleting the phrase "May 31, 1998" and substituting therefor the phrase "June 30, 1998";

    (3) The Sources and Uses Table for the Transactions and the Financing attached as Exhibit A to the Commitment Letter is hereby amended by deleting it in its entirety and substituting therefor the Sources and Uses Table for the Transactions and the Financing attached as Exhibit A hereto; and

    (4) The Term Sheet attached as Exhibit B to the Commitment Letter is hereby amended by deleting it in its entirety and substituting therefor the Term Sheet attached as Exhibit B hereto.

    Except as expressly amended herein, the Commitment Letter shall continue to be, and shall remain in full force and effect in accordance with its terms.

                [Remainder of page intentionally left blank]

   Please confirm that the foregoing is our mutual understanding by signing and returning to Chase an executed counterpart of this First Amendment to the Commitment Letter as soon as possible, but in any event by no later than April 23, 1998.


                                       Very truly yours,


                                       THE CHASE MANHATTAN BANK


                                       By: /s/ Lawrence Palumbo, Jr.
                                          --------------------------
                                          Name:  Lawrence Palumbo, Jr.
                                          Title: Vice President


                                       CHASE SECURITIES INC.


                                       By: /s/ Lawrence Palumbo, Jr.
                                          --------------------------
                                          Name:  Lawrence Palumbo, Jr.
                                          Title: Vice President


                                       BANK TRUST COMPANY


                                       By: /s/ Patricia Hogan
                                           --------------------------
                                           Name:  Patricia Hogan
                                           Title: Principal


                                       BT ALEX. BROWN INCORPORATED


                                       By: /s/ Daniel D. McCready
                                          --------------------------
                                          Name:  Daniel D. McCready
                                          Title: Managing Director


                                       MERRILL LYNCH CAPITAL CORPORATION


                                       By:
                                          --------------------------
                                          Name:
                                          Title:

                                       MERRILL LYNCH, PIERCE, FENNER &
                                       SMITH INCORPORATED

                                       By: /s/ Christopher K. Stout
                                          ----------------------------
                                          Name:  Christopher K. Stout
                                          Title: Director



AGREED AND ACCEPTED
as of the date first above written:

U.S. OFFICE PRODUCTS COMPANY


By: /s/ Mark Dorocral
   --------------------------------
   Name: Mark Dorocral
   Title: Executive Vice President - Administration

                                                                      EXHIBIT A


                           ESTIMATED SOURCES AND USES TABLE
                                     (in millions)


Sources                                     Uses
-------                                     ----

Multi-Draw Term Loan            $0.0        Stock Repurchase Price      $1,000.0
Facility (1)

Revolving Credit               112.0        Refinance Existing Debt        252.0
Facility (2)

Tranche A Term Loan            100.0        Conversion of Convertible      144.0
Facility                                    Notes Due 2001 (3)

Tranche B Term Loan            675.0        Tender for Convertible Notes   230.0
Facility                                    Due 2003 (4)

Subordinated Debt              400.0        Fees & Expenses                 75.0
Financing                                                                _______

CD&R Equity                    270.0

Conversion of Convertible      144.0
Notes Due 2001 (3)             -----

       Total                $1,701.0              Total                 $1,701.0
                            --------                                    --------
                            --------                                    --------






---------------------------
(1) The Multi Draw Term Loan Facility of $200,000,000 will be available for drawing after the Closing Date.

(2) The Revolving Credit Facility of $250,000,000 is expected to be drawn on the Closing Date only to the extent of approximately $112,000,000.

(3)  Assumes full conversion.

(4)  Excludes any tender premiums.

                                                                       EXHIBIT B



                                 SENIOR SECURED
                                CREDIT FACILITIES

                   Statement of Principal Terms and Conditions

                                 April 22, 1998


                  U.S. Office Products Company, a Delaware corporation (the "Company"), has advised The Chase Manhattan Bank ("Chase"), Bankers Trust Company ("Bankers Trust"), Merrill Lynch Capital Corporation ("Merrill Capital" and collectively with Chase and Bankers Trust, the "Agents"), Chase Securities Inc. ("CSI"), BT Alex.Brown Incorporated ("BTAB") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch", and collectively with CSI and BTAB, the "Co-Arrangers") that Clayton, Dubilier & Rice, Inc. ("CD&R") proposes a transaction pursuant to which Clayton, Dubilier & Rice Fund V Limited Partnership ("Fund V"), a private investment partnership managed by CD&R, intends to invest (the "Investment") approximately $270,000,000 to acquire 24.9% of the outstanding Company common stock and warrants to acquire one share of Company common stock for each share so purchased (the "Warrants") in the Company. Simultaneously with the Investment, the Company intends to effect a strategic restructuring plan, which will involve an approximately $1,000,000,000 self-tender for approximately 37,000,000 outstanding shares or share equivalents at a price of $27 per share (the "Stock Repurchase"), the spin-off to shareholders of four of the Company's divisions, the refinancing of existing debt (the "Debt Refinancing"), including a tender for all of the Company's Convertible Notes Due 2003 and a possible conversion of all or part of the Company's Convertible Notes Due 2001 into equity of the Company (together with the Investment, the "Transactions"). CD&R has further advised the Agents and the Co-Arrangers that approximately $1,701,000,000 of financing (the "Financing") is contemplated to complete the Transactions, as follows:

                           (i) at least $400,000,000 in gross cash proceeds from
                  the issuance of fixed rate senior subordinated debt by the Company (the "Subordinated Debt Financing");

                           (ii) approximately $887,000,000 in borrowings under
                  $1,225,000,000 in senior secured bank credit facilities (the "Facilities"), provided that to the extent the gross cash proceeds from the Subordinated Debt Financing exceed $400,000,000, such excess proceeds shall be applied pro rata to reduce the amount under the Tranche A Term Loan Facility and the Tranche B Term Loan Facility (as defined below);

                           (iii)  $270,000,000 from the Investment; and

                           (iv) up to approximately $144,000,000 in value from
                  the conversion of the Company's Convertible Notes Due 2001 into equity of the Company.

The following statement sets forth the principal terms and conditions for the Facilities. Terms used but not defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Statement of Principal Terms and Conditions is attached.

          Borrower:                          The Company, and to the extent
                                             provided below, the Blue Star
                                             Group (as defined below).

          Administrative Agent:              Chase (in such capacity, the
                                             "Administrative Agent").

          Syndication Agent:                 Bankers Trust (in such capacity,
                                             the "Syndication Agent").

          Documentation Agent:               Merrill Capital (in such capacity,
                                             the "Documentation Agent", and
                                             together with the Administrative
                                             Agent and the Syndication Agent,
                                             the "Agents").

          Co-Arrangers:                      CSI, BTAB and Merrill Lynch.

          Lenders: A syndicate of financial institutions selected in the syndication of the Facilities (the "Lenders").

          Facilities:                        An aggregate principal amount of
                                             up to $1,225,000,000 will be
                                             available to the Company, and to
                                             the extent provided below, the
                                             Blue Star Group under the
                                             following credit facilities:

                                             Multi-Draw Term Loan Facility: A
                                             seven-year multi-draw term loan
                                             facility (the "Multi-Draw Term Loan
                                             Facility") in an aggregate
                                             principal amount equal to
                                             $200,000,000. Each loan (a
                                             "Multi-Draw Term Loan") under the
                                             Multi-Draw Term Loan Facility will
                                             be repayable in installments in
                                             amounts to be determined.

                                             Revolving Credit Facility: A
                                             seven-year revolving credit
                                             facility (the "Revolving Credit
                                             Facility") to be made available to
                                             the Company in an aggregate
                                             principal amount equal to
                                             $250,000,000, of which (a) an
                                             amount to be determined (the "L/C
                                             Subfacility Amount") may be used
                                             (to the extent available) for
                                             standby and commercial letters of
                                             credit (each a "Letter of Credit")
                                             and (b) an amount to be determined
                                             may be used for swing line loans.
                                             Letters of Credit will be issued by
                                             The Chase Manhattan Bank (in such
                                             capacity, the "Issuing Bank"), and
                                             each other Lender in the Revolving
                                             Credit Facility will take an
                                             irrevocable and unconditional pro
                                             rata participation in each Letter
                                             of Credit. The loans under the
                                             Revolving Credit Facility (the
                                             "Revolving Credit Loans") will
                                             mature on a date (the

                                             "Revolving Credit Maturity Date")
                                             which is approximately seven years
                                             after the Closing Date (as defined
                                             below). At the option of the
                                             Borrower, the L/C Subfacility
                                             Amount will be increased by up to
                                             $200,000,000 in order to provide
                                             for Letters of Credit ("Blue Star
                                             Letters of Credit") to be issued in
                                             U.S. dollars to support borrowings
                                             under a separate (and separately
                                             documented) credit facility (the
                                             "Blue Star Facility") denominated
                                             in New Zealand dollars for Blue
                                             Star Group Limited and its
                                             subsidiaries (the"Blue Star Group")
                                             arranged by the Co-Arrangers; and,
                                             if such option is elected, the Blue
                                             Star Letters of Credit would be
                                             severally issued by affiliates of
                                             the Co-Arrangers and other Lenders
                                             satisfactory to the Co-Arrangers
                                             and the Company (with the
                                             respective shares of the affiliates
                                             of the Co-Arrangers to be pro rata
                                             in accordance with their initial
                                             commitments), and each other Lender
                                             in the Revolving Credit Facility
                                             would take an irrevocable and
                                             unconditional participation
                                             therein. The U.S. dollar-equivalent
                                             of the Blue Star Facility,
                                             including 90 days interest thereon,
                                             would be initially covered
                                             approximately 110% by the Blue Star
                                             Letters of Credit, and the Blue
                                             Star Facility would require
                                             mandatory prepayments in the event
                                             that its U.S. dollar-equivalent
                                             would otherwise not be fully
                                             covered by the Blue Star Letters of
                                             Credit. The Blue Star Facility
                                             would be for one year, subject to
                                             annual extensions, and would
                                             automatically terminate with any
                                             termination and repayment of the
                                             Revolving Credit Facility. The Blue
                                             Star Letters of Credit would be
                                             drawable by the lenders under the
                                             Blue Star Facility in the event of
                                             an acceleration of the Blue Star
                                             Facility or a bankruptcy of any
                                             obligor thereunder.

                                             Tranche A Term Loan Facility: A
                                             seven-year term loan facility (the
                                             "Tranche A Term Loan Facility") in
                                             an aggregate principal amount equal
                                             to $100,000,000. The loans under
                                             the Tranche A Term Loan Facility
                                             (the "Tranche A Term Loans") will
                                             be repayable in consecutive
                                             quarterly installments in amounts
                                             to be determined, commencing
                                             approximately six months after the
                                             Closing Date.

                                             Tranche B Term Loan Facility: An
                                             eight-year term loan facility (the
                                             "Tranche B Term Loan Facility";
                                             together with the Multi-Draw Term
                                             Loan Facility and Tranche A Term
                                             Loan Facility, the "Term Loan
                                             Facilities") in an aggregate
                                             principal amount equal to
                                             $675,000,000. The loans under the
                                             Tranche B Term Loan Facility (the
                                             "Tranche B Term Loans"; and,
                                             together with the Multi-Draw Term
                                             Loans and

                                                                               4
                                             the Tranche A Term Loan, the "Term
                                             Loans") will be repayable,
                                             commencing approximately six months
                                             after the Closing Date, in nominal
                                             consecutive quarterly installments
                                             in amounts to be determined for the
                                             first seven years and thereafter in
                                             substantial consecutive equal
                                             quarterly installments in amounts
                                             to be determined.

                                             To the extent the gross cash
                                             proceeds from the Subordinated Debt
                                             Financing are in excess of
                                             $400,000,000, such excess will be
                                             applied pro rata to reduce the
                                             aggregate principal amount of the
                                             Tranche A Term Loan Facility and of
                                             the Tranche B Term Loan Facility.

                                            At the option of the Company (to be
                                            exercised prior to the Closing
                                            Date), a portion of the Multi-Draw
                                            Term Loan Facility, the Tranche A
                                            Term Loan Facility and the Revolving
                                            Credit Facility will be made
                                            available to the Blue Star Group in
                                            an amount to be agreed upon.

            Special Provisions               Notwithstanding anything to the
            Applicable to Tranche B          contrary contained herein, the
            Term Loans:                      Tranche B Term Loans may not be
                                             voluntarily prepaid for any reason
                                             prior to the eighteen month
                                             anniversary of the Closing Date,
                                             except at a price which is equal to
                                             the principal amount of the Tranche
                                             B Loans so prepaid plus a
                                             prepayment premium of 1%. In
                                             addition:

                                             (a) in lieu of the negative
                                             covenants described herein
                                             (including the financial
                                             covenants), the Tranche B Term
                                             Loans shall be subject to negative
                                             covenants which are substantially
                                             similar to those applicable to the
                                             Subordinated Debt Financing,
                                             including limitations (subject to
                                             exceptions to be determined) on
                                             indebtedness, liens, investments,
                                             guarantee obligations, restricted
                                             payments, mergers, sales of assets,
                                             transactions with affiliates and
                                             other provisions customary and
                                             appropriate for financings of that
                                             type; and

                                             (b) in lieu of the events of
                                             default described herein, the
                                             Tranche B Term Loans shall be
                                             subject to events of default which
                                             are substantially similar to those
                                             applicable to the Subordinated Debt
                                             Financing; provided that there
                                             shall be (i) a default upon
                                             nonpayment of principal when due,
                                             (ii) a cross default to the other
                                             Facilities and other debt in excess
                                             of an amount to be determined in
                                             the event that such default is not
                                             cured within a period to be
                                             mutually agreed upon and (iii) a
                                             change of ownership or control
                                             identical to that applicable to the
                                             other Facilities.

                                                                               5
                                              All or a portion of the
          Optional Prepayments                outstanding Term Loans and the
          and Commitment:                     Revolving Credit Loans
                                              (collectively, the "Loans") may be
                                              prepaid at any time without
                                              penalty except as set forth with
                                              respect to Tranche B and the
                                              unutilized portion of the
                                              Revolving Credit Facility and the
                                              Term Loan Facilities may be
                                              terminated in whole or in part (in
                                              minimum amounts to be agreed upon)
                                              at the Company's option, subject
                                              to reimbursement of redeployment
                                              costs in the case of a prepayment
                                              of Loans based on the eurodollar
                                              rate if prepayment occurs other
                                              than at the end of an applicable
                                              interest period and subject to the
                                              "Special Provisions Applicable to
                                              Tranche B Term Loans" above.
                                              Optional prepayments of Term Loans
                                              will be applied to the outstanding
                                              Term Loans ratably and to the then
                                              scheduled installments thereof
                                              ratably in accordance with the
                                              then outstanding amounts thereof,
                                              provided that any such prepayment
                                              may first be applied to the
                                              installments of principal due
                                              within the next twelve months.
                                              Such optional prepayments may not
                                              be reborrowed.

                                             In the event that after the Closing
          Mandatory                          Date a receivables securitization
          Prepayments:                       program is established by the
                                             Company or the Blue Star Group on
                                             terms reasonably satisfactory to
                                             the Lenders (a "Permitted
                                             Receivables Securitization"), an
                                             amount equal to the initial net
                                             cash proceeds thereof will be
                                             applied, as set forth below, first
                                             to reduce the Revolving Credit
                                             Facility and then to prepay
                                             outstanding Term Loans and reduce
                                             the unused portion of the
                                             Multi-Draw Term Loan Facility.

                                             Fifty percent of excess cash flow
                                             (to be defined in a mutually
                                             satisfactory manner) for each
                                             fiscal year of the Company
                                             (commencing with the post-closing
                                             portion of the fiscal year in which
                                             the Closing Date occurs) shall be
                                             applied, as set forth below, first
                                             to prepay outstanding Term Loans
                                             and then to reduce the Revolving
                                             Credit Facility and the unused
                                             portion of the Multi-Draw Term Loan
                                             Facility. Such percentage of excess
                                             cash flow subject to mandatory
                                             prepayment shall not be required
                                             upon achievement of performance
                                             criteria to be agreed upon.

                                             Other mandatory prepayment
                                             provisions relating to proceeds of
                                             certain asset sales (including sale
                                             leasebacks) in excess of an agreed
                                             upon threshold and issuances of
                                             debt to be agreed upon.

                                             Prepayments shall be applied,
                                             first, to prepay outstanding Term
                                             Loans and, second, to prepay
                                             outstanding Revolving

                                             Credit Loans and cash collateralize
                                             or replace outstanding Letters of
                                             Credit (including the Blue Star
                                             Letters of Credit), and
                                             simultaneously reduce commitments
                                             under the Revolving Credit Facility
                                             and, third, to reduce unused
                                             commitments under the Multi-Draw
                                             Term Loan Facility. Each such
                                             prepayment of the Term Loans shall
                                             be applied to the outstanding
                                             Multi-Draw Term Loans, Tranche A
                                             Term Loans and the Tranche B Term
                                             Loans ratably and to the then
                                             scheduled installments thereof
                                             ratably in accordance with the then
                                             outstanding amounts thereof and may
                                             not be reborrowed, provided that
                                             any such prepayment may first be
                                             applied to the installments of
                                             principal due within the next
                                             twelve months. Notwithstanding the
                                             foregoing, so long as any
                                             Multi-Draw Term Loans or Tranche A
                                             Term Loans are outstanding, each
                                             holder of Tranche B Term Loans
                                             shall have the right to refuse all
                                             or any portion of such prepayment
                                             allocable to its Tranche B Term
                                             Loans and the amount so refused
                                             will be applied to prepay ratably
                                             the Multi-Draw Term Loans and
                                             Tranche A Term Loans and the
                                             Tranche B Term Loans as to which
                                             prepayment has not been refused.

          Availability:                      Multi-Draw Term Loan Facility: The
                                             Multi-Draw Term Loans will be
                                             available to be drawn, in minimum
                                             borrowings of $25,000,000, until
                                             the third anniversary of the
                                             Closing Date to finance or
                                             refinance Permitted Acquisitions
                                             made by the Company after the
                                             Closing Date. A "Permitted
                                             Acquisition" will be an acquisition
                                             of a business concern (including a
                                             product or line of business) which
                                             has a positive pro forma EBITDA for
                                             its most recent fiscal year and is
                                             engaged in the same or a related
                                             line of business as the Company,
                                             provided that (x) -------- after
                                             giving effect to such acquisition
                                             and any related borrowing of
                                             Revolving Credit Loans and
                                             Multi-Draw Term Loans, no default
                                             or event of default under the
                                             Facilities will have occurred and
                                             be continuing and, in the exercise
                                             of its best judgment, the Company
                                             believes that the Company and its
                                             subsidiaries will have adequate
                                             financial liquidity to engage in
                                             their business in the ordinary
                                             course for the reasonably
                                             foreseeable future (the making of
                                             any such acquisition and related
                                             borrowing, if clause (y) below does
                                             not apply, being deemed a
                                             representation and warranty by the
                                             Company to the foregoing effect),
                                             and (y) the Company provides a
                                             certificate to the effect of clause
                                             (x) above (excluding the
                                             parenthetical clause therein) and
                                             showing computations of compliance
                                             with the financial covenants on a
                                             pro forma --- ----- basis for the
                                             four most recently ended fiscal
                                             quarters for which financial
                                             statements are available, if:

                                                                               7
                                                      (i) such acquisition
                                                      involves a cash purchase
                                                      price of more than
                                                      $25,000,000; or

                                                      (ii) the cash purchase
                                                      price of such acquisition,
                                                      together with the
                                                      aggregate cash purchase
                                                      price of all other such
                                                      acquisitions exceeds
                                                      $50,000,000, provided,
                                                      however, that in making
                                                      such computation any
                                                      acquisition involving (A)
                                                      a cash purchase price of
                                                      more than $25,000,000 or
                                                      (B) a cash purchase price
                                                      of less than $1,000,000
                                                      (unless the aggregate cash
                                                      purchase price of all
                                                      acquisitions in the same
                                                      fiscal quarter of less
                                                      than $1,000,000 exceeds
                                                      $10,000,000) shall be
                                                      excluded.

                                             Once a certificate has been
                                             provided for a fiscal quarter
                                             pursuant to clause (y)(ii), the
                                             Company shall not be required to
                                             deliver an additional certificate
                                             unless the aggregate purchase price
                                             of additional acquisitions of the
                                             type referred to in clause (y)(ii)
                                             completed in such quarter shall be
                                             equal to or greater than
                                             $50,000,000.

                                             Revolving Credit Facility: The
                                             Revolving Credit Loans may be made
                                             to, and Letters of Credit may be
                                             issued for the account of, the
                                             Company at any time during the
                                             period from and including the
                                             Closing Date to but excluding the
                                             Revolving Credit Maturity Date, and
                                             will be available to finance
                                             Permitted Acquisitions made by the
                                             Company after the Closing Date,
                                             provided that no more than
                                             $150,000,000 of Revolving Credit
                                             Loans may be made on the Closing
                                             Date. No Letter of Credit shall
                                             have an expiration date after the
                                             Revolving Credit Maturity Date. No
                                             Letter of Credit shall have an
                                             expiration date more than 365 days
                                             after its date of issuance.

                                             Tranche A and Tranche B Term Loan
                                             Facilities: The Tranche A Term
                                             Loans and the Tranche B Term Loans
                                             will be available in a single
                                             drawing on the Closing Date.


          Use of Proceeds:                   Multi-Draw Term Loan Facility: The
                                             proceeds of the Multi-Draw Term
                                             Loans will be used to (a) finance
                                             the cash purchase price of
                                             Permitted Acquisitions after the
                                             Closing Date and (b) pay related
                                             fees and expenses in connection
                                             therewith.

                                             Revolving Credit Facility: The
                                             proceeds of the Revolving Credit
                                             Loans will be used to (a) finance
                                             the Transactions,

                                             (b) finance the cash purchase price
                                             of Permitted Acquisitions after the
                                             Closing Date, (c) pay related fees
                                             and expenses in connection with
                                             Permitted Acquisitions and (d)
                                             finance the working capital needs
                                             and business requirements of the
                                             Company and its subsidiaries in
                                             connection with and following the
                                             Transactions. Standby Letters of
                                             Credit will be available to provide
                                             credit support for the working
                                             capital and business needs of the
                                             Company and its subsidiaries and
                                             commercial Letters of Credit will
                                             be available to provide the primary
                                             means of payment for the purchase
                                             of goods or services by the Company
                                             and its subsidiaries in the
                                             ordinary course of its business.
                                             Any Blue Star Letter of Credit
                                             would support the Blue Star
                                             Facility.

                                             Tranche A and Tranche B Term Loan
                                             Facilities: The proceeds of the
                                             Tranche A Term Loans and Tranche B
                                             Term Loans will be used to (a)
                                             finance the Transactions and (b)
                                             pay fees and expenses related to
                                             the Transactions, such fees and
                                             expenses not to exceed $75,000,000.

          Interest Rates:                    The Company will have an option
                                             from time to time of having the
                                             Loans bear interest by reference to
                                             Dow Jones Market page 3750 to the
                                             eurodollar rate for interest
                                             periods of one, two, three or six
                                             months or the alternate base rate
                                             from time to time in effect, in
                                             each case as determined by Chase in
                                             accordance with the Credit
                                             Agreement. The per annum interest
                                             rate margin applicable to Loans
                                             bearing interest by reference to
                                             the eurodollar rate and to Loans
                                             bearing interest by reference to
                                             the alternate base rate will be as
                                             follows:

                                                                   Eurodollar   ABR Margin
                                                                    Margin      ----------
                                                                    ------

                                           Multi-Draw Term Loans      2.25%        1.25%
                                           Revolving Credit Loans     2.25%        1.25%
                                           Tranche A Term Loans       2.25%        1.25%
                                           Tranche B Term Loans       2.50%        1.50%

                                            The interest rate margins applicable
                                            to each of (a) the Multi-Draw Term
                                            Loans, Revolving Credit Loans and
                                            Tranche A Term Loans and (b) Tranche
                                            B Term Loans will be subject after a
                                            period to certain step-downs to be
                                            agreed upon based on the Company's
                                            financial performance, provided that
                                            the eurodollar rate margin
                                            applicable to the Tranche B Term
                                            Loans shall not be lower than 2.00%.

          Commitment Fee:                    There will be a commitment fee of
                                             0.50% per annum on the average
                                             daily unused portions of the
                                             Multi-Draw Term Loan Facility and
                                             the Revolving Credit Facility
                                             (excluding in the computation
                                             thereof any outstanding swing line
                                             loans), payable quarterly in
                                             arrears. The commitment fee will be
                                             subject after a period to
                                             step-downs to be agreed upon based
                                             on the Company's financial
                                             performance.

          Letter of Credit Fees:             The letter of credit fees
                                             applicable to the Letters of Credit
                                             will be based upon the applicable
                                             interest rate margin for the
                                             Revolving Credit Loans bearing
                                             interest by reference to the
                                             eurodollar rate. The Issuing Bank
                                             (including the issuers of any Blue
                                             Star Letters of Credit) shall
                                             receive a fronting fee equal to
                                             0.25% per annum of the face amount
                                             of the Letters of Credit for its
                                             sole account plus customary fees
                                             for the amendment, negotiation and
                                             payment under the Letters of
                                             Credit; such fees are payable
                                             quarterly in arrears. Closing Date:
                                             On or before June 30, 1998.

          Interest Rate Protection:          The Company shall have incurred on
                                             a fixed rate basis, or shall
                                             obtain, within 180 days after the
                                             Closing Date, interest rate
                                             protection for at least 50% of the
                                             aggregate principal amount of the
                                             Term Loans and Subordinated Debt
                                             Financing anticipated to be
                                             outstanding, for a period and on
                                             terms and conditions reasonably
                                             satisfactory to the Administrative
                                             Agent.

          Guarantees:                        The obligations of the Blue Star
                                             Group under the Facilities will be
                                             unconditionally guaranteed by the
                                             Company. The Company's obligations
                                             (including any interest rate
                                             protection agreements entered into
                                             with any Lender or affiliate
                                             thereof) under and in respect of
                                             the Facilities will be
                                             unconditionally guaranteed (the
                                             "Guarantees") by each of the
                                             existing and subsequently acquired
                                             or organized material domestic
                                             subsidiaries of the Company. Any
                                             guarantees of the Subordinated Debt
                                             Financing will be subordinated to
                                             the Guarantees.

          Security:                          The Facilities and all guarantees
                                             thereof, and any interest rate
                                             protection agreements with Lenders
                                             or affiliates thereof, will be
                                             secured by substantially all of the
                                             assets (both tangible and
                                             intangible, whether now existing or
                                             hereafter acquired) of the Company
                                             and its material domestic
                                             subsidiaries, including, without
                                             limitation, all accounts
                                             receivable, data bases, equipment,
                                             inventory, trademarks, trade names,
                                             franchise rights, patents,
                                             copyrights and other personal and
                                             real property of the Company and
                                             its subsidiaries and all capital
                                             stock of the Company's
                                             subsidiaries, except that the
                                             pledge of the capital stock of
                                             foreign subsidiaries will be
                                             limited to 65% of the capital stock
                                             of the first-tier foreign
                                             subsidiaries; provided, however,
                                             that in the event of a Permitted
                                             Receivables Securitization the net
                                             initial cash proceeds of which are
                                             used to prepay the Facilities as
                                             set forth in "Mandatory
                                             Prepayments" above, the
                                             Administrative Agent shall release
                                             the receivables subject to such
                                             securitization from the lien in
                                             favor of the Administrative Agent
                                             for the benefit of the Lenders. The
                                             Blue Star Group will secure its
                                             obligations under the Facilities to
                                             the extent that it is practicable
                                             to do so. The Agents acknowledge
                                             the desire of the Company to
                                             perfect the security interests
                                             contemplated in this paragraph in
                                             as cost-effective a manner as is
                                             practicable.

          Conditions Precedent to            The availability of the Facilities
          Initial Borrowing:                 will be conditioned upon, among
                                             other things, satisfaction of the
                                             following conditions precedent:

                                             (a) execution and delivery of
                                             definitive financing agreements for
                                             the Facilities, including the
                                             Credit Agreement and security and
                                             guarantee agreements, all on terms
                                             reasonably satisfactory to the
                                             Lenders and the Issuing Bank
                                             (including the issuers of the Blue
                                             Star Letters of Credit);

                                             (b) consummation of the Investment
                                             and the other Transactions
                                             substantially in accordance with
                                             the Investment Agreement, dated as
                                             of January 12, 1998, as amended by
                                             Amendment No. 1, dated as of
                                             February 3, 1998, between the
                                             Company and CDR - PC Acquisition,
                                             L.L.C. (without giving effect to
                                             any material modification thereof
                                             not approved by the Lenders), with
                                             (i) the amount of the Investment to
                                             be not less than $270,000,000, (ii)
                                             the amount of the Stock Repurchase
                                             to be not more than $1,000,000,000,
                                             (iii) the aggregate cost of the
                                             Debt Refinancing (including
                                             premiums and penalties) in an
                                             amount which will be reasonably
                                             satisfactory to the Agents and with
                                             any existing debt not retired in
                                             the Debt Refinancing being in an
                                             amount and having terms and
                                             conditions reasonably satisfactory
                                             to the Agents and (iv) the
                                             aggregate cost of the fees and
                                             expenses for the Transactions to be
                                             not more than $75,000,000;

                                             (c) completion of the Subordinated
                                             Debt Financing in either the public
                                             or private 144A market on terms and
                                             conditions (including as to
                                             subordination provisions, covenants
                                             and events of default) reasonably
                                             satisfactory to the Agents;

                                             (d) receipt by the Lenders of (i)
                                             audited consolidated financial
                                             statements of the Company for the
                                             1995, 1996 and 1997 fiscal years,
                                             (ii) unaudited interim consolidated
                                             financial statements of the Company
                                             for each fiscal month and quarterly
                                             period ended after April 26, 1997
                                             and prior to the Closing Date for
                                             which such financial statements
                                             would customarily be available and
                                             (iii) a pro forma balance sheet of
                                             the Company and its subsidiaries as
                                             of the end of the fiscal quarter
                                             most recently ended prior to the
                                             Closing Date for which unaudited
                                             interim consolidated financial
                                             statements of the Company would
                                             customarily be available, such
                                             balance sheet to be prepared after
                                             giving effect to the Transactions
                                             and the Financing contemplated
                                             hereby;

                                             (e) the Lenders' reasonable
                                             satisfaction that the capital
                                             structure of the Company and each
                                             of its subsidiaries following the
                                             Transactions is consistent in all
                                             material respects with the
                                             introductory paragraph of this Term
                                             Sheet and with Exhibit A to the
                                             Commitment Letter to which this
                                             Term Sheet is attached;

                                             (f) the absence of any litigation,
                                             inquiry, injunction or restraining
                                             order pending, entered or
                                             threatened against the Company or
                                             any of its subsidiaries that would
                                             be reasonably expected to have a
                                             material adverse effect on the
                                             Company and its subsidiaries, taken
                                             as a whole, or the Transactions or
                                             the Financing;

                                             (g) the absence of any change,
                                             development or event affecting the
                                             Company or any of its subsidiaries
                                             that would be reasonably expected
                                             to have a material adverse effect
                                             on the Company and its
                                             subsidiaries, taken as a whole, or
                                             the Transactions or the Financing;

                                             (h) receipt of all necessary
                                             consents and approvals required to
                                             be obtained by the Company or any
                                             of its subsidiaries in connection
                                             with the Transactions or the
                                             Financing, other than any the
                                             failure of which to be obtained
                                             would not reasonably be expected to
                                             have a material adverse effect on
                                             the Company and its subsidiaries,
                                             taken as a whole, or the
                                             Transactions or the Financing;

                                             (i) no default or event of default
                                             shall have occurred and be
                                             continuing;

                                             (j) receipt by the Administrative
                                             Agent of (i) appraisals, as may be
                                             reasonably requested under the
                                             Financial Institution Reform,
                                             Recovery and Enforcement Act of
                                             1989, (ii) a recent lien search and
                                             (iii) certain legal opinions;

                                             (k) all necessary or reasonably
                                             advisable filings shall have been
                                             duly made that are required to be
                                             made by the Company or any of the
                                             subsidiaries to perfect the liens
                                             in favor of the Lenders (or shall
                                             be ready to be made promptly
                                             following the closing) and all
                                             collateral shall be free and clear
                                             of all liens, except permitted
                                             liens;

                                             (l) receipt of projections for the
                                             Company through the final maturity
                                             of the Loans, together with a
                                             statement of assumptions underlying
                                             such projections, in form and
                                             substance reasonably satisfactory
                                             to the Lenders; and

                                             (m) receipt by the Administrative
                                             Agent of all fees as agreed in
                                             writing, including all Lenders'
                                             fees, payable on the Closing Date.


         Assignments                         The Lenders shall be permitted to
         and Participations:                 assign and sell participations in
                                             their Multi-Draw Term Loans and
                                             commitments, Revolving Credit Loans
                                             and commitments, Tranche A Term
                                             Loans and Tranche B Term Loans
                                             subject, in the case of assignments
                                             (other than assignments to another
                                             Lender or to an affiliate of a
                                             Lender), to the consent of the
                                             Administrative Agent and the
                                             Company (which consent in each case
                                             shall not be unreasonably
                                             withheld). In the case of partial
                                             assignments (other than to another
                                             Lender or to an affiliate of a
                                             Lender), the minimum assignment
                                             amount shall be (i) in the case of
                                             Tranche A Term Loans, Multi-Draw
                                             Term Loans and commitments, and
                                             Revolving Credit Loans and
                                             commitments, $5,000,000 in the
                                             aggregate (or, if less, the full
                                             amount of such selling Lenders
                                             loans and commitments) or (ii) in
                                             the case of Tranche B Term Loans,
                                             $5,000,000 (or, if less, the full
                                             amount of such selling Lender's
                                             Tranche B Term Loans), in each case
                                             unless otherwise agreed in writing
                                             by the Company and the
                                             Administrative Agent. Voting rights
                                             of participants shall be limited to
                                             those matters with respect to which
                                             the affirmative vote of the Lender
                                             from which it purchased its
                                             participation would be required.
                                             Pledges of loans in accordance with
                                             applicable law shall be permitted
                                             without restriction.

          Documentation:                     The Facilities will be documented
                                             with a credit agreement (the
                                             "Credit Agreement") incorporating
                                             customary representations and
                                             warranties, affirmative and
                                             negative covenants, conditions
                                             precedent and events of default and
                                             such other provisions as the Agents
                                             may reasonably require in the
                                             context of the transactions
                                             contemplated hereby, including,
                                             without limitation, cost and yield
                                             protection, restricted payment
                                             provisions, transfer provisions,
                                             amendment provisions and
                                             indemnification provisions.

          Financial Covenants:               Financial covenants (consisting of
                                             minimum interest coverage ratio,
                                             maximum total debt leverage ratio
                                             and maximum capital expenditures).

          Commitment Termination Date:       Definitive financing documentation
                                             for the Facilities must be entered
                                             into, and the Transactions must be
                                             consummated, in each case on or
                                             before June 30, 1998.

          Governing Law and Forum:           New York.

          Counsel to the Agents              Simpson Thacher & Bartlett.
          and the Co-Arrangers: